Exhibit 99.1

Contact:	David Felsenthal Chief Financial Officer 202.266.5876 jacobsg@advisory.com	The Advisory Board Company 2445 M Street, N.W. Washington, D.C. 20037 www.advisoryboardcompany.com

THE ADVISORY BOARD COMPANY REPORTS FISCAL 2005
SECOND QUARTER RESULTS

Company Reports Quarterly Revenue Growth of 16% and Earnings per Diluted Share of $0.31;
Increases Share Repurchase Program; New Research Program Announced

WASHINGTON, D.C. — (October 28, 2004) — The Advisory Board Company (NASDAQ: ABCO) today announced financial results for the second quarter of its fiscal year ending March 31, 2005. For the quarter ending September 30, 2004, revenues increased 16% to $34.7 million, from $30.0 million for the second quarter of fiscal 2004. Net income was $5.9 million, or $0.31 per diluted share, compared to $4.7 million, or $0.25 per diluted share, for the same period a year ago.

Revenues for the six months ended September 30, 2004, increased 16% to $67.7 million, from $58.4 million in the six months ended September 30, 2003. Net income for the period was $11.5 million, or $0.60 per diluted share, compared to $9.1 million, or $0.49 per diluted share, for the same period a year ago. Pro forma net income for the six months ended September 30, 2004, was $11.5 million, or $0.60 per diluted share, versus $9.3 million, or $0.50 per diluted share, in the prior year. Pro forma results exclude special compensation and stock option related expenses. Contract value grew 16% to $136.9 million as of September 30, 2004, up from $118.4 million as of September 30, 2003.

Frank Williams, Chief Executive Officer of The Advisory Board Company, commented, “We are pleased with our financial results for the September quarter. We achieved revenue and contract value growth of 16%. Our revenue growth was accompanied by strong margin expansion with operating margins of 25.7% and EPS of $0.31, or 24% growth over the prior year period. We continue to see strong attachment across the membership to our best practice programs as members are utilizing the research to address a number of complex issues in a challenging healthcare environment.”

He added, “I am also pleased to announce the launch of our newest research program, the Frontline Nursing Program. This program is designed to impact hospital and health system performance by providing best practice research and fundamental management and leadership development to frontline nurses who are critical to hospital performance, but often lack business and operational skills commensurate with their clinical expertise. Rooted in feedback from member Chief Nursing Executives who have identified a skill gap in the ranks filling this critical role, the program is designed to elevate frontline nursing performance across the institution by offering best practices in effective management of patient care processes, tools for cross-departmental management and resource utilization, as well as skill building in such topics as decision-making, patient safety and service excellence. We have established a strong charter membership for the program including Children’s Hospital of Orange County, The Cleveland Clinic, Covenant Healthcare, UCLA Medical Center, and the University of Utah Health Sciences Center. The program is off to a strong start and we are very excited about its potential.”

Outlook for Remainder of Calendar Year 2004

The Company reiterated its previously announced guidance for the next calendar quarter of $35.9 million of revenue and pro forma earnings per diluted share of $0.31.

Exhibit 99.1

Share Repurchase

During the three months ended September 30, 2004, the Company repurchased 529,122 shares of its common stock at a total cost of approximately $16.7 million.

The Company also announced that its Board of Directors authorized an increase in its share repurchase program of up to an additional $50 million of the Company’s common stock, bringing the total amount authorized to be spent under the program to $100 million. Repurchases will continue to be made from time to time in open market and privately negotiated transactions subject to market conditions. No minimum number of shares has been fixed. The Company will fund its share repurchases with cash on hand and cash generated from operations. At September 30, 2004, the Company had approximately $118 million in cash and marketable securities and no debt.

The Company will hold an investor conference call to discuss its second quarter performance this evening, October 28, 2004, at 6:00 p.m. Eastern Daylight Time. The conference call will be available via live web cast on the Company’s web site at www.advisoryboardcompany.com in the section entitled “Other Information” found under the tab “About Us.” To participate by telephone, the dial-in number is 800-599-9816 and the access code is 89787986. Investors are advised to log in or dial in at least five minutes prior to the web cast to register. The web cast will be archived on the Company’s web site for seven days, from 8:00 p.m. Thursday, October 28th until 8:00 p.m. Thursday, November 4th.

About The Advisory Board Company

The Advisory Board Company provides best practices research and analysis to the health care industry, focusing on business strategy, operations and general management issues. The Company provides best practices and research through discrete annual programs to a membership of more than 2,300 hospitals, health systems, pharmaceutical and biotech companies, health care insurers, and medical device companies in the United States. Each program typically charges a fixed annual fee and provides members with best practices, research reports, executive education and other supporting research services.

The Company presents pro forma results to provide comparisons with prior periods in a manner it believes would be consistent if it had been a public company prior to fiscal 2002. Pro forma results exclude special compensation and stock option related expense. For historical results, a reconciliation between pro forma and GAAP is shown in the attached schedule. The Company is not able to reconcile its outlook for the remainder of calendar year 2004 to GAAP as stock option related expense is dependent upon a number of unknown factors, including the extent (if any) to which employee stock options are exercised and future stock price.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are hereby cautioned that these statements may be affected by certain factors, among others, set forth below and in the Company’s filings with the Securities and Exchange Commission, and consequently, actual operations and results may differ materially from the results discussed in the forward-looking statements. Factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, the dependence on renewal of membership based services, dependence on key personnel, the need to attract and retain qualified personnel, management of growth, new product development, competition, risks associated with anticipating market trends, industry consolidation, variability of quarterly operating results and various factors that could affect the estimated tax rate. These factors are discussed more fully in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

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THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ending			Six Months Ending
	September 30		Selected Growth	September 30		Selected Growth
	2004	2003	Rates	2004	2003	Rates
Statements of Operations

Revenues	$34,680	$29,951	15.8%	$67,705	$58,400	15.9%

Cost of services	14,166	12,291		27,840	23,908
Member relations and marketing	6,773	6,062		13,289	11,614
General and administrative	4,216	3,964		8,143	7,656
Depreciation and loss on disposal of assets	600	416		992	820
Special compensation and stock option related expense	—	—		—	321

Income from operations	8,925	7,218		17,441	14,081
Interest income	916	680		1,809	1,261

Income before provision for income taxes	9,841	7,898		19,250	15,342
Provision for income taxes	(3,986)	(3,198)		(7,797)	(6,212)

Net income	$5,855	$4,700		$11,453	$9,130

Earnings per share
Basic	$0.34	$0.30		$0.65	$0.60
Diluted	$0.31	$0.25	24.0%	$0.60	$0.49	22.4%
Weighted average common shares outstanding
Basic	17,409	15,518		17,604	15,317
Diluted	18,940	18,708		19,181	18,516

Percentages of Revenues
Cost of services	40.8%	41.0%		41.1%	40.9%
Member relations and marketing	19.5%	20.2%		19.6%	19.9%
General and administrative	12.2%	13.2%		12.0%	13.1%
Depreciation and loss on disposal of assets	1.7%	1.4%		1.5%	1.4%
Income from operations	25.7%	24.1%		25.8%	24.1%
Net income	16.9%	15.7%		16.9%	15.6%

Contract Value (at end of period)	$136,916	$118,378	15.7%

RECONCILIATION OF PRO FORMA RESULTS
(In thousands, except per share data)

Pro forma data (1):
Income from operations	$8,925	$7,218		$17,441	$14,081
Special compensation and stock option related expense	—	—		—	321

Pro forma income from operations	8,925	7,218		17,441	14,402
Interest income	916	680		1,809	1,261

Pro forma income before provision for income taxes	9,841	7,898		19,250	15,663
Pro forma provision for income taxes	(3,986)	(3,198)		(7,797)	(6,344)

Pro forma net income	$5,855	$4,700		$11,453	$9,319

Pro forma earnings per share
Basic	$0.34	$0.30		$0.65	$0.61
Diluted	$0.31	$0.25	24.0%	$0.60	$0.50	20.0%

Percentages of Revenues
Pro forma income from operations (1)	25.7%	24.1%		25.8%	24.7%
Pro forma net income (1)	16.9%	15.7%		16.9%	16.0%

(1)	Excludes special compensation and stock option related expense.

THE ADVISORY BOARD COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	March 31,
	2004	2004
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,912	$41,389
Marketable securities	2,048	3,737
Membership fees receivable, net	19,778	14,338
Prepaid expenses and other current assets	3,026	3,121
Deferred income taxes	18,279	17,123
Deferred incentive compensation	2,456	2,375

Total current assets	63,499	82,083
Fixed assets, net	9,509	6,701
Deferred income taxes, net of current portion	12,296	20,532
Marketable securities	97,769	94,683

Total assets	$183,073	$203,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Deferred revenues	$67,572	$72,410
Accounts payable and accrued liabilities	7,951	8,262
Accrued incentive compensation	5,819	7,704

Total current liabilities	81,342	88,376
Long-term liabilities:
Other liabilities	1,264	—

Total liabilities	82,606	88,376
Stockholders’ equity:
Common stock	184	183
Additional paid-in capital	89,714	88,885
Retained earnings	49,147	37,694
Accumulated elements of comprehensive income	213	1,031
Treasury stock	(38,791)	(12,170)

Total stockholders’ equity	100,467	115,623

Total liabilities and stockholders’ equity	$183,073	$115,623

THE ADVISORY BOARD COMPANY
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income	$11,453	$9,130
Adjustments to reconcile net income to net cash provided by operating activities -
Depreciation	876	820
Loss on disposal of fixed assets	116	—
Deferred income taxes and tax benefits resulting from the exercise of common stock options	7,771	6,182
Amortization of marketable securities premiums	362	371
Changes in operating assets and liabilities:
Membership fees receivable	(5,440)	(3,315)
Prepaid expenses and other current assets	95	259
Deferred incentive compensation	(81)	14
Deferred revenues	(4,838)	(3,916)
Accounts payable and accrued liabilities	(311)	722
Accrued incentive compensation	(1,885)	(1,243)
Other liabilities	1,264	—

Net cash flows provided by operating activities	9,382	9,024

Cash flows from investing activities:
Purchases of property and equipment	(3,800)	(406)
Sales of marketable securities	10,713	6,000
Purchases of marketable securities	(13,850)	(31,740)

Net cash flows used in investing activities	(6,937)	(26,146)

Cash flows from financing activities:
Proceeds on issuance of stock from exercise of options	551	3,558
Issuance of common stock under employee stock purchase plan	148	163
Purchase of treasury shares	(26,621)	—

Net cash flows (used in) provided by financing activities	(25,922)	3,721

Net decrease in cash and cash equivalents	(23,477)	(13,401)
Cash and cash equivalents, beginning of period	41,389	33,301

Cash and cash equivalents, end of period	$17,912	$19,900

Supplemental disclosure of cash flow information:
Cash paid during the period for -
Income taxes	$33	$—